UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ONCOBIOLOGICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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7 Clarke Drive, Cranbury, New Jersey 08512
(609) 619-3990

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Oncobiologics, Inc., a Delaware corporation. The meeting will be held on                              at                  Eastern time at                                                              for the following purposes:

(1)	To elect the Board’s nominees Albert D. Dyrness, Kurt J. Hilzinger and Faisal G. Sukhtian, to the Oncobiologics Board of Directors as Class I Directors to hold office until the 2020 Annual Meeting of Stockholders.
(2)	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.
(3)

To approve, as required by and in accordance with NASDAQ Listing Rules 5635(b) and 5635(d), the issuance of securities that represent greater than 20% of our pre-transaction outstanding common stock, in a private placement, at a price less than the greater of book or market value, which securities consist of:

i.	217,372 additional shares of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”), that are proposed to be issued pursuant to the Purchase Agreement, dated September 7, 2017 (the “Purchase Agreement”), between our company and GMS Tenshi Holdings Pte. Limited, as set forth in further detail in the accompanying proxy statement, which together with the 32,628 shares of Series A Preferred already to GMS Tenshi Holdings Pte. Limited issued pursuant to the Purchase Agreement, will represent 60.5% of the outstanding voting power, and will be convertible into an aggregate of 37,795,948 shares of our common stock, par value $0.01 per share;
ii.	warrants to acquire 16,750,000 shares of our common stock issuable pursuant to the Purchase Agreement, as set forth in further detail in the accompanying proxy statement; and
iii.	1,500,000 shares of our Series B Non-Voting Convertible Preferred Stock, par value, $0.01 per share (“Series B Preferred”), which shares of Series B Preferred are convertible into an aggregate of 2,112,676 shares of our common stock and are issuable pursuant to the Purchase and Exchange Agreement, dated September 7, 2017, as set forth in further detail in the accompanying proxy statement;
along with any additional shares of our common stock that may be issuable pursuant to the terms of the Series A Preferred, warrants and Series B Preferred as set forth in further detail in the accompanying proxy statement; as well as the “change in control” of our company that will occur in connection with the issuance of the Series A Preferred and warrants as contemplated by the Purchase Agreement.
(4)	To conduct any other business properly brought before the annual meeting and any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is                                . Only stockholders of record as of the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on                             at                     Eastern Time at                                                                                 .

The proxy statement and annual report to stockholders

are available at

By Order of the Board of Directors,

Lawrence A. Kenyon
Corporate Secretary

Cranbury, New Jersey

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

ONCOBIOLOGICS, INC.

7 Clarke Drive, Cranbury, New Jersey 08512
(609) 619-3990

PROXY STATEMENT FOR THE

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

We have sent you this proxy statement, our annual report to stockholders for the fiscal year ended 2016 and the proxy card, or collectively, the Proxy Materials, because the Board of Directors of Oncobiologics, Inc. (sometimes referred to as our company or Oncobiologics) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, including any adjournment or postponement thereof. This proxy statement summarizes the information you will need to know to cast an informed vote at the annual meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to begin mailing these Proxy Materials on or about                                    to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials?

Rules adopted by the Securities and Exchange Commission, or the SEC, allow companies to send stockholders a notice of internet availability of Proxy Materials, rather than mail them full sets of Proxy Materials. This year, we chose to mail full packages of Proxy Materials to stockholders. However, in the future we may take advantage of the internet distribution option. If, in the future, we choose to send such notices, they would contain instructions on how stockholders can access our notice of annual meeting and proxy statement via the internet. They would also contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.

How do I attend the Annual Meeting?

The meeting will be held on                                      at                    Eastern Time at                                            . Directions to the annual meeting may be found at                                                             . Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on                                 will be entitled to vote at the annual meeting. On this record date, there were                             shares of common stock and 32,628 shares of Series A Convertible Preferred Stock, or Series A Preferred, outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on                             your shares of common stock were registered directly in your name with Oncobiologics’ transfer agent, American Stock Transfer & Trust Company, LLC, or AST, (or Oncobiologics in the case of Series A Preferred) then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

1.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on                                        your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these Proxy Materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: Election of three Class I directors;

•	Proposal 2: Ratification of selection by the Audit Committee of the Board of Directors of Oncobiologics, Inc. of KPMG LLP, as independent registered public accounting firm of our company for our fiscal year ending September 30, 2017; and

•	Proposal 3: Approval, as required by NASDAQ Listing Rules 5635(b) and 5635(d), of the issuance

o	to GMS Tenshi Holdings Pte. Limited, or GMS Tenshi, of (i) 250,000 shares of Series A Preferred, which are convertible into an aggregate of 37,795,948 shares of common stock and vote on an as converted basis and (ii) warrants to purchase 16,500,000 shares of common stock, in each case pursuant to the Purchase Agreement between our company and GMS Tenshi, dated September 7, 2017, or the Purchase Agreement, along with any additional issues of Series A Preferred and shares of common stock issuable upon conversion or the exercise thereof in accordance with the terms thereof; and

o	to Sabby Healthcare Master Fund, Ltd., or SHMF, and Sabby Volatility Warrant Master Fund, Ltd., or SVWMF and together with SHMF, Sabby, of 1,500,000 shares of our Series B Non-Voting Convertible Preferred Stock, which shares are convertible into an aggregate 2,112,676 shares of our common stock, and are issuable pursuant to the Purchase and Exchange Agreement, dated September 7, 2017 by and among our company, SHMF and SVWMHF, or the Exchange Agreement, along with any additional issues of shares of common stock issuable upon conversion thereof in accordance with the terms thereof.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2 and Proposal 3, you may vote “For” or “Against” or abstain from voting. However, shares of Series A Preferred may not vote on Proposal 3.

2.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free ( ) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on to be counted.

•	To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these Proxy Materials from that organization rather than from Oncobiologics. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these Proxy Materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on                                     . Each share of Series A Preferred has approximately 151 votes for each share (or an aggregate of 4,932,825 votes for all 32,628 shares). GMS Tenshi will not be allowed to cast votes as to Proposal 3 with respect to the 32,628 shares of Series A Preferred that GMS Tenshi purchased on September 11, 2017 pursuant to the Purchase Agreement.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank (Broker non-votes)

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested). Accordingly, your broker or nominee may not vote your shares on Proposal 1 or Proposal 3 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

3.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections on matters on which you are entitled to cast votes, your shares will be voted, as applicable, “For” the election of all three nominees for director named in Proposal 1, “For” Proposal 2 and “For” Proposal 3. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these Proxy Materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding Proxy Materials to beneficial owners.

What does it mean if I receive more than one set of Proxy Materials?

If you receive more than one set of Proxy Materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the Proxy Materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Oncobiologics’ Corporate Secretary at 7 Clarke Drive, Cranbury, New Jersey 08512.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by                        , to Oncobiologics’ Corporate Secretary at 7 Clarke Drive, Cranbury, New Jersey 08512. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above not later than the close of business on                                  nor earlier than the close of business on                      . You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

4.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, votes “For,” “Withhold” and broker non-votes; and for Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes have no effect and will not be counted towards any proposal. GMS Tenshi will not be allowed to cast votes as to Proposal 3 with respect to the 32,628 shares of Series A Preferred that GMS Tenshi purchased on September 11, 2017 pursuant to the Purchase Agreement.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes

1	Election of Class I Directors	Nominees receiving the most “For” votes	Withheld votes will have no effect	None

2	Ratification of KPMG LLP as Independent Registered Public Accounting Firm for fiscal year 2017	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Approval of the Stock Issuance Proposal	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were                      shares of common stock and 32,628 shares of Series A Preferred (representing 4,932,825 votes) outstanding and entitled to vote. Thus, the holders of                   shares must be present in person or represented by proxy at the meeting to have a quorum for Proposals 1 and 2 and                   shares for Proposal 3.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

This proxy statement, the proxy card and the annual report to stockholders are available at                                       .

5.

Proposal 1

Election Of Directors

Our Board of Directors, or the Board, is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven (7) members. There are three (3) directors in the class whose terms of office expire at the annual meeting in 2017, Class I. Each of the nominees listed below is currently a member of the Board who was appointed by the Board to fill a vacancy and has been selected by the Board as the nominees in accordance with the recommendation of the Nominating and Corporate Governance Committee, or the Nominating Committee. If elected at the annual meeting, each of these nominees would serve until the 2020 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. We do not have a formal policy regarding director or director nominee attendance at the annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees need to receive the highest number of affirmative votes to be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If the nominees become unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our company. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any of the nominees will be unable to serve.

Nominees for Election

The following are brief biographies of the nominees for Class I Director and a discussion of the specific experience, qualifications, attributes or skills of the nominee that led the Nominating Committee to recommend those persons as nominees for Class I Director, as of the date of this proxy statement.

The Nominating Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to believe that that nominee should continue to serve on the Board.

Name	Age(1)	Principal Occupation/ Position Held With the Company
Albert D. Dyrness	54	Director, Class I
Kurt J. Hilzinger	57	Director, Class I
Faisal G. Sukhtian	33	Director, Class I

(1) As of  August 31, 2017.

Albert D. Dyrness. Mr. Dyrness has served as a member of our Board since December 2015. Mr. Dyrness co-founded ADVENT Engineering Services, Inc., a privately held engineering consulting firm, in 1988, and since that time, he has served in several roles, most recently as the Principal and Managing Director of the Life Sciences Division since 1995. Mr. Dyrness is a recognized industry leader in bio-process engineering, with expertise in upstream, downstream and fill-finish processes, member of the American Society of Mechanical Engineers Bioprocess Equipment Standard, or ASME BPE, and has served as the Vice Chairperson for the ASME BPE System Design subcommittee since 2013. Mr. Dyrness is also an Industrial Advisory Board Member of the University of the Pacific’s Bioengineering program. Mr. Dyrness received an M.S. in Mechanical Engineering from Massachusetts Institute of Technology and holds professional engineering licenses in the State of California for both Chemical Engineering and Mechanical Engineering.

6.

The Nominating Committee believes Mr. Dyrness’ experience in the design, start-up and qualification of systems, and equipment used for producing and developing biologics and pharmaceutics, as well as in the life sciences sector, qualifies him to serve on our Board.

Kurt J. Hilzinger. Mr. Hilzinger has served as a member of our Board since December 2015. Since 2007, Mr. Hilzinger has served as a partner at Court Square Capital Partners L.P., an independent private equity firm, where he is responsible for investing in the healthcare sector. Since July 2003, Mr. Hilzinger also has served in various capacities as a member of the board of directors at Humana, Inc., a managed care company, including serving as Lead Director from August 2010 to January 2014, and as Chairman since January 2014. In addition, Mr. Hilzinger also has served several roles at AmerisourceBergen Corporation, a healthcare company, including as a member of the board of directors from March 2004 to November 2007, as the President and Chief Operating Officer from October 2002 to November 2007 and as the Executive Vice President and Chief Operating Officer from August 2001 to October 2002. Mr. Hilzinger also serves on the Visiting Committee at the Ross School of Business at the University of Michigan. Mr. Hilzinger received a B.B.A. in Accounting from the University of Michigan and is a Certified Public Accountant in Michigan.

The Nominating Committee believes Mr. Hilzinger’s experience and financial expertise in the healthcare sector qualifies him to serve on our Board.

Faisal G. Sukhtian. Mr. Sukhtian has served as a member of our Board since September 2017. Mr. Sukhtian has served as a Director of GMS Tenshi Holdings Pte. Limited since 2011, and an Executive Director of GMS Holdings, a diversified investment company, since 2008. In addition to managing operations of GMS Holdings, Mr. Sukhtian oversees a number of investments within the GMS Holdings portfolio and serves as a director of GMS Holdings’ board of directors. From 2008 to 2011, Mr. Sukhtian served as Executive Director of Munir Sukhtian International. From 2010 to 2011, he served as Managing Director of Agri Sciences Ltd., an agrochemicals manufacturing business based in Turkey. Mr. Sukhtian has served as a member of the board of directors of Expert Petroleum, an oilfield services company based in Romania, since 2008, Agri Sciences since 2010, MS Pharma, a leading MENA based branded pharmaceutical generics company, since 2011 and Stelis Biopharma Private Limited, a biotherapeutic and biosimilar developer and manufacturer based in India, since 2015. Mr. Sukhtian previously served as a member of the board of directors of Alvogen, a multinational generics pharmaceutical company based in the United States, from 2008 to 2014 and Waterloo Industries, Inc., a manufacturer of tool storage based in the United States, from 2015 to 2017. Prior to joining GMS Holdings, Mr. Sukhtian worked at JP Morgan, in New York, where he worked primarily on mergers and acquisitions, debt and equity transactions serving clients in the industrials and transportation industries. Mr. Sukhtian received an M.B.A. from Columbia Business School and a B.S. in International Economics from Georgetown University’s School of Foreign Service. Mr. Sukhtian was appointed to fill a vacancy on the Board, and was designated for such vacancy by GMS Tenshi Holdings Pte. Limited pursuant to the Investor Rights Agreement by and between Oncobiologics, Inc. and GMS Tenshi Holdings Pte. Limited dated September 11, 2017.

The Nominating Committee believes Mr. Sukhtian’s experience and financial expertise in the pharmaceutical sector qualifies him to serve on our Board.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

7.

Directors Continuing in Office Until the 2018 (Class II) and 2019 (Class III) Annual Meetings

Name	Age(1)	Principal Occupation/ Position Held With the Company, Class
Pankaj Mohan, Ph.D.	53	President, Chief Executive Officer, Chairman, Class III
Todd C. Brady, M.D., Ph.D.	46	Director, Class II
Scott Canute	56	Director, Class III
Joe Thomas	60	Director, Class II

(1) As of August 31, 2017.

Pankaj Mohan, Ph.D. Dr. Mohan has served as our Chairman, President and Chief Executive Officer since January 2011. Prior to founding our company, from May 2008 to December 2010, Dr. Mohan served as head of Business Operations and Portfolio Management of Biologics Process and Product Development at Bristol-Myers Squibb Company, a biopharmaceutical company. From June 2006 to May 2008, Dr. Mohan served as a Director of Bioprocess Engineering at Genentech, Inc., a biotechnology company. Prior to that, from May 1996 to May 2006, Dr. Mohan served as a senior manager at Eli Lilly and Company, a pharmaceutical company. From May 1993 to April 1996, Dr. Mohan served as Assistant Professor (Lecturer/Fellow) at the Advanced Centre for Biochemical Engineering, University College London, London, United Kingdom. From August 1987 to December 1989, Dr. Mohan served as a Scientific Officer for the Department of Atomic Energy for the Government of India. Dr. Mohan has served as a member of the board of directors of Sonnet Biotherapeutics, Inc., a privately held biopharmaceutical company, since its inception in April 2015. Dr. Mohan received a Ph.D. in Biochemical Engineering from the School of Chemical Engineering, University of Birmingham, Birmingham, United Kingdom, a Masters in Financial Management from Middlesex University Business School, London, United Kingdom, an Executive Management Program (AMP) from Fuqua School of Business at Duke University and a Bachelor of Chemical Engineering from the Indian Institute of Technology in Roorkee, India.

The Board believes Dr. Mohan’s experience on our Board and as our Chairman, President and Chief Executive Officer, as well as his experience in the biopharmaceutical industry, qualifies him to serve on our Board.

Todd C. Brady, M.D., Ph.D. Dr. Brady has served as a member of our Board since September 2014. Since January 2012, Dr. Brady also has served as Chief Executive Officer and President of Aldeyra Therapeutics, Inc., a biotechnology company, and has served as a member of its board of directors since September 2005. Dr. Brady further has served as a member of the board of directors of Spring Bank Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company since July 2016, of Evoke Pharma, Inc., a biotechnology company, since June 2007, of Novadigm Therapeutics, Inc., a biotechnology company, since December 2007 and of Cantex Pharmaceuticals, Inc., a biotechnology company, since August 2006. From 2004 to 2013, Dr. Brady served as an entrepreneur-in-residence and principal at Domain Associates, a healthcare venture capital firm. Dr. Brady received an M.D. from Duke University Medical School, a Ph.D. from Duke University Graduate School and an A.B. from Dartmouth College.

The Board believes Dr. Brady’s experience as a Chief Executive Officer in a biotechnology company and as a director of publicly traded biotechnology companies, as well as his experience as a venture capital investor in the industry, qualifies him to serve on our Board.

Scott A. Canute. Mr. Canute has served as a member of our Board since October 2011. Mr. Canute also has served as a member of the board of directors of Immunomedics, Inc., a biopharmaceutical company, since March 2017, and of Akebia Therapeutics, Inc., a biopharmaceutical company, since August 2016, and of Proteon Therapeutics, Inc., a biopharmaceutical company, since July 2015 and of Flexion Therapeutics, Inc., a pharmaceutical company, since March 2015. In addition, Mr. Canute formerly served as a member of the board of directors of Inspiration Biopharmaceuticals, Inc., a biopharmaceutical company, from September 2012 to September 2013 and AlloCure Inc., a biotechnology company, from October 2012 to October 2014 and as a member of the technical advisory board of Moderna Therapeutics, Inc., a physical therapy company, from October 2012 to March 2017. From March 2010 to July 2011, Mr. Canute served as the President of Global Manufacturing and Corporate Operations of Genzyme Corporation, a biotechnology company. Prior to that, from 1982 to 2007, Mr. Canute served in various management positions at Eli Lilly and Company, including as the President of Global Manufacturing Operations from 2004 to 2007, Vice President of Global Manufacturing from 2001 to 2004, Vice President of Global Pharmaceutical Manufacturing from 1999 to 2001 and General Manager of European Manufacturing Operations from 1998 to 1999. Mr. Canute received an M.B.A. from Harvard Business School and a B.S. in Chemical Engineering from the University of Michigan.

8.

The Board believes Mr. Canute’s experience in the biopharmaceutical industry, as well as his experience as a member on the boards of directors of multiple companies in the industry, qualifies him to serve on our Board.

Joe Thomas. Mr. Thomas has served as a member of our Board since September 2017. Since April 2015, Mr. Thomas has served as the Chief Executive Officer and Executive Director of Stelis Biopharma Private Limited, a biotherapeutic and biosimilar developer and manufacturer based in India, and is responsible for managing an integrated organization comprising research and development, manufacturing and commercialization of recombinant biotherapeutics in global markets. From January 2012 until March 2015, Mr. Thomas served as Chief Corporate Development Officer for Strides Shasun Limited, a listed pharmaceutical company based in India, and was responsible for development and deployment of growth strategies across group companies and business of Strides Shasun Limited. Mr. Thomas received both a B.Sc and M.Sc. in Chemistry from Delhi University and has over 30 years of experience in the pharmaceutical and consumer healthcare industry. Mr. Thomas was appointed to fill a vacancy on the Board, and was designated for such vacancy by GMS Tenshi Holdings Pte. Limited pursuant to the Investor Rights Agreement by and between Oncobiologics, Inc. and GMS Tenshi Holdings Pte. Limited dated September 11, 2017.

The Board believes Mr. Thomas’ experience and expertise in the biosimilar and biopharmaceutical sector qualifies him to serve on our Board.

There are no family relationships among any of our directors or executive officers.

9.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. Our Board consults with our outside counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Brady and Messrs. Canute, Dyrness, Hilzinger, Sukhtian and Thomas. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us.

In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between us and entities with which some of our directors are or have been affiliated, including the relationships and transactions described in the section of this proxy captioned “Transactions with Related Persons,” and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director.

Board Leadership Structure

Our Board is currently chaired by our President and Chief Executive Officer, Dr. Mohan.

We believe that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Board Chair with an extensive history with and knowledge of our company (as is the case with our Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. The Audit Committee of the Board, or the Audit Committee, has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee of the Board, of the Compensation Committee, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

10.

Meetings of The Board of Directors

The Board met 8 times and acted by written consent once during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which she or he served, held during the portion of the last fiscal year for which she or he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The following table provides membership and meeting information for fiscal year 2016 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Pankaj Mohan, Ph.D.
Todd C. Brady, M.D., Ph.D.	X		X
Scott Canute		X*
Albert D. Dyrness		X	X
Donald J. Griffith†
Kurt J. Hilzinger	X*	X
Robin Smith Hoke†	X		X*

Total meetings in fiscal year 2016	3	1	0

* Committee Chairperson
† Mr. Griffith and Ms. Hoke resigned from our Board effective September 11, 2017 in connection with the closing of the initial sale of Series A Convertible Preferred Stock to GMS Tenshi Holdings Pte. Limited.

Below is a description of each committee of the Board of Directors.

The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to our company.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Todd C. Brady, M.D., Ph.D., Kurt J. Hilzinger and Faisal G. Sukhtian. The Audit Committee met 3 times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://ir.oncobiologics.com/phoenix.zhtml?c=254316&p=irol-govhighlights. Following Ms. Hoke’s resignation from the Board and Audit Committee effective September 11, 2017, the Board appointed Mr. Sukhtian to fill the Audit Committee vacancy created by her departure.

11.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board has also determined that Mr. Hilzinger qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2016 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

/s/ Kurt J. Hilzinger
/s/ Todd C. Brady, M.D., Ph.D.
/s/ Faisal G. Sukhtian

The material in this report is not “soliciting material,” is not deemed “filed with the Commission and is not to be incorporated by reference in any filing by Oncobiologics, Inc. under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Scott Canute, Albert D. Dyrness and Kurt J. Hilzinger. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards). The Compensation Committee met once and acted by unanimous written consent once during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://ir.oncobiologics.com/phoenix.zhtml?c=254316&p=irol-govhighlights.

The Compensation Committee acts on behalf of the Board to review, adopt, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•	review and approval of, or recommend to the Board, the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our executive officers, other senior management and directors; and

•	administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

12.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets as its members deem necessary or appropriate, but in no event less than once annually. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During fiscal 2016, and in connection with our initial public offering, our management engaged Barney & Barney LLC, or Barney & Barney, as compensation consultants to evaluate long and short-term executive compensation, director compensation and executive severance plans. Our Compensation Committee later ratified this engagement. Barney & Barney reviewed our executive officer and director compensation relative to a peer group and against survey data available to Barney & Barney. Barney & Barney ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Based on these recommendations, we adopted a non-employee director compensation policy in January 2016. Our non-employee director compensation policy is described under “Director Compensation” below.

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as members of our Board (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for our company.

The Nominating Committee is composed of three directors: Todd C. Brady, M.D., Ph.D., Albert D. Dyrness and Joe Thomas. All members of the Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing). The Nominating Committee meets as its members deem necessary or appropriate, but in no event less than once annually. The Board has adopted a written Nominating Committee charter that is available to stockholders on our website at http://ir.oncobiologics.com/phoenix.zhtml?c=254316&p=irol-govhighlights. Following, Ms. Hoke’s resignation from the Board and Nominating Committee effective September 11, 2017, the Board appointed Joe Thomas to fill the Nominating Committee vacancy created by her departure.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability.

13.

In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 7 Clarke Drive, Cranbury, New Jersey 08512. Submissions must include the full name of the proposed nominee, age, business and residence address, current principal occupation or employment of the nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, the class and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by such nominee, and the date or dates on which such shares were acquired and the investment intent of such acquisition. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With The Board Of Directors

Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent.

Code of Ethics

We have adopted the Oncobiologics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://ir.oncobiologics.com/phoenix.zhtml?c=254316&p=irol-govhighlights. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

14.

Corporate Governance Guidelines

In January 2016, the Board documented the governance practices that we follow by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at http://ir.oncobiologics.com/phoenix.zhtml?c=254316&p=irol-govhighlights.

15.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since October 2015. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of KPMG LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to our company for the fiscal years ended September 30, 2016 and 2015 by KPMG LLP, our principal accountant.

	Fiscal Year Ended
	2016	2015
Audit Fees	$350,000	$90,000
Audit-related Fees	815,000	--
Tax Fees	87,000	--
Total Fees	$1,252,000	$90,000

Audit Fees. This category consists of the annual audit of our consolidated financial statements and the interim reviews of the quarterly consolidated financial statements.

Audit-Related Fees. This category consists of fees related to our initial public offering and services rendered in connection with our registration statements.

Tax Fees. This category includes all fees associated with tax compliance, tax advice and tax planning work.

All Other Fees. None.

Pre-Approval Policies and Procedures.

The Audit Committee charter provides that the Audit Committee will approve the fees and other significant compensation to be paid to our independent auditors, and pre-approve all audit services and all non-audit services of independent auditors permitted under applicable law. The charter also provides that the Audit Committee may establish other pre-approval policies and procedures for the engagement of independent auditors to render services to us, including without limitation policies that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. The Audit Committee has approved all audit and audit-related work covered by the audit fees, tax fees and all other fees.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

16.

Proposal 3

APPROVAL OF THE STOCK ISSUANCE PROPOSAL AND CHANGE IN CONTROL

We are seeking stockholder approval, as required by NASDAQ Listing Rules 5635(b) and 5635(d), of the issuance of securities convertible into, or exercisable for, shares of our common stock, par value $0.01 per share, in excess of 20% of our pre-transaction outstanding shares of common stock, in a private placement at a price per share lower than the greater of book or market value of our shares of common stock on September 7, 2017, the date we entered into the Purchase Agreement and the Exchange Agreement.

We are also seeking stockholder approval under such listing rules for the potential “change in control” of our company. If stockholder approval and other closing conditions are met, and we close the sale of the remaining securities as contemplated by the Purchase Agreement, GMS Tenshi will become our largest stockholder and will beneficially own securities convertible into, or exercisable for, in excess of 50% of our common stock and will hold securities giving GMS Tenshi more than 50% of our then-outstanding voting power.

Background

Private Placement to GMS Tenshi

As disclosed in a Form 8-K filed with the SEC on September 11, 2017, on September 7, 2017, we entered into the Purchase Agreement with GMS Tenshi pursuant to which GMS Tenshi agreed to purchase an aggregate 250,000 shares of our newly-created Series A Convertible Preferred Stock, par value $0.01 per share, or the Series A Preferred, at a purchase price of $100.00 per share, for $25.0 million in cash, or the Private Placement. A copy of the Purchase Agreement is filed as an exhibit to the Form 8-K. The Series A Preferred is initially convertible into 37,795,948 shares of our common stock, representing an effective conversion rate of approximately $0.66 per share of common stock, which represents a discount to the market value of our common stock as of September 7, 2017 (the closing price of a share of our common stock was $0.90 per share on such date). Such shares of common stock underlying the Series A Preferred represent approximately 56.5% of our outstanding common stock on a fully diluted basis (as defined in the terms of the Series A Preferred) on such date, or beneficial ownership of approximately 60.5% of our outstanding common stock on such date.

In addition to the sale of the Series A Preferred, we also agreed to issue GMS Tenshi warrants to acquire an aggregate 16,750,000 shares of our common stock, which warrants have a term of 8-years and an initial exercise price of $0.90 per share (or an aggregate approximately $15.1 million, if exercised).

On September 11, 2017, we closed the initial sale of 32,628 shares of Series A Preferred for an aggregate purchase price of approximately $3.3 million of cash. Such shares of Series A Preferred are convertible into 4,932,825 shares of our common stock, or 19.99% of our pre-transaction outstanding common stock (based on 24,676,365 shares of common stock issued and outstanding on September 7, 2017) and vote on an as converted basis with the holders of common stock.

Pursuant to the Purchase Agreement, GMS Tenshi will purchase an additional 217,372 shares of Series A Preferred at a subsequent closing, for a purchase price of approximately $21.7 million, subject to the fulfillment of certain closing conditions, which include stockholder approval of this Proposal 3, approval for listing on NASDAQ of the Common Stock issuable pursuant to the Series A Preferred and the warrants, absence of any law or order (whether temporary, preliminary or permanent) prohibiting or making illegal the consummation of the transactions contemplated by the Purchase Agreement, as well as the appointment of two additional GMS Tenshi designated directors, along with other customary closing conditions.

From the date of the Purchase Agreement until the closing of the Private Placement, we also agreed to not, amongst other things, engage in, solicit, initiate, encourage or enter in to any Alternative Transactions (as defined in the Purchase Agreement). To the extent that the closing of the sale of the remaining securities to GMS Tenshi does not occur, and we enter into any Alternative Transaction through the date that is 12 months following the termination of the Purchase Agreement in accordance with Article VIII thereof, we agreed to pay GMS Tenshi an amount equal to $12,500,000 as liquidated damages, in addition to other expenses as agreed to in the Purchase Agreement.

17.

We intend to use the net proceeds from the Private Placement, primarily for the (i) purpose of developing ONS-3010 and (ii) other purposes set forth in an agreed budget, in each case, in accordance with such approved budget, and not for any other purpose. We are also obligated to pay and reimburse GMS Tenshi for its fees and expenses, regardless of whether the transactions contemplated by the Purchase Agreement are consummated.

The Purchase Agreement contains ordinary and customary provisions for agreements of its nature, such as representations, warranties, covenants and indemnification obligations.  In addition to customary termination rights, the Purchase Agreement may be terminated prior to closing the sale of the remaining securities to GMS Tenshi if our stockholders do not approve the transactions contemplated by the Purchase Agreement (as requested in this Proposal 3), or if the second closing shall not have occurred prior to January 31, 2018. Additionally, we may be required to pay GMS Tenshi a termination fee if it terminates the Purchase Agreement under certain circumstances.

The number of shares of common stock GMS Tenshi will receive upon conversion of the Series A Preferred or exercise of the warrants, and the exercise price for such shares, will be adjusted for stock splits, stock dividends, combinations, reclassifications or other recapitalizations affecting our common stock.

The Series A Preferred will be convertible into common stock at any time. Pursuant to the NASDAQ Listing Rules, GMS Tenshi will not be permitted to cast votes as to this Proposal 3 with respect to the 32,628 shares of Series A Preferred acquired on September 11, 2017 pursuant to the Purchase Agreement.

Accordingly, if stockholder approval is received, and we issue to GMS Tenshi all of the securities contemplated by the Purchase Agreement, GMS Tenshi will hold securities giving it the right to acquire an aggregate of 54,545,948 shares of our common stock, will have the right to vote all of its shares of Series A Preferred on an as converted basis, and will beneficially own approximately 68.5% of our common stock (based on 24,676,365 shares issued and outstanding on September 7, 2017).

The Series A Preferred is voting stock, and accordingly, GMS Tenshi would control our company even if it does not convert its shares of Series A Preferred into common stock.

We may also be required to issue additional shares of our common stock pursuant to the terms of the Series A Preferred, as the Series A Preferred are entitled to a quarterly dividend, which accrues at a rate of 10% per annum, and is payable in cash or additional shares of Series A Preferred at our option. Accordingly, we may issue additional shares of Series A Preferred, which would be convertible into shares of our common stock on the same terms as provided in the Certificate of Designation, described below.

Accordingly, we are seeking stockholder approval for (a) the issuance of the additional shares of Series A Preferred (and common stock upon conversion thereof) as contemplated by the Purchase Agreement, (b) the issuance of the Warrants (and common stock upon exercise thereof) as contemplated by the Purchase Agreement, and (c) issuance of additional shares of Series A Preferred (and common stock upon conversion thereof), as contemplated by the terms of the Series A Preferred as reflected in the Certificate of Designation, and described below.

Exchange Agreement

On September 7, 2017, we also entered into the Exchange Agreement with Sabby pursuant to which Sabby agreed to forgive $1.5 million in aggregate outstanding principal, plus unpaid but accrued interest, of our senior secured promissory notes issued in April 2017 pursuant to the Note and Warrant Purchase Agreement dated December 22, 2016, and amended April 13, 2017, as further amended in connection with the Private Placement, in exchange for 1,500,000 shares of our newly-created Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share, or the Series B Preferred. The Series B Preferred will initially be convertible into 2,112,676 shares of our common stock, at the stated conversion rate of $0.71 per share, which conversion rate was lower than the market price of our common stock on September 7, 2017.

The Exchange Agreement contains ordinary and customary provisions for agreements of its nature, such as representations, warranties and covenants. The Exchange Agreement also provides that the Exchange Agreement will terminate automatically upon the termination of the Purchase Agreement in accordance with its terms.

18.

Because we issued 32,628 shares of Series A Preferred to GMS Tenshi on September 11, 2017, under applicable NASDAQ rules, we may not issue additional securities in excess of 20% of our pre-transaction common stock at a discount in a private placement absent stockholder approval. Additionally, the exchange of the senior secured notes for Series B Preferred is a condition to closing the sale of the remaining securities to GMS Tenshi under the Purchase Agreement and will occur substantially simultaneously with the closing of the sale of the remaining securities to GMS Tenshi under the Purchase Agreement.

Accordingly, we are seeking stockholder approval of the issuance of the Series B Preferred to Sabby, and conversion of the Series B Preferred into shares of our common stock.

The number of shares of common stock Sabby will receive upon conversion of the Series B Preferred will be adjusted for stock splits, stock dividends, combinations, reclassifications or other recapitalizations affecting our common stock.

Certificate of Designation

On September 8, 2017, we filed a Certificate of Designation of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of Oncobiologics, Inc., or the Certificate of Designation. The Certificate of Designation designates 1,000,000 of our 10,000,000 authorized but unissued shares of preferred stock, $0.01 par value, or the Preferred Stock, as Series A Preferred and 1,500,000 shares of the Preferred Stock as Series B Preferred.

The shares of Series A Preferred have a stated value of $100.00 per share, or the Series A Stated Value, and each share is convertible into approximately 151.18 shares of our common stock. Accordingly, all 250,000 shares of Series A Preferred contemplated to be sold to GMS Tenshi pursuant to the Purchase Agreement are initially convertible into 37,795,948 shares of our common stock.

In addition, each share of the Series A Preferred is entitled to receive dividends, (i) at a rate of 10% per annum on the Series A Stated Value, compounded quarterly from and after the date of issuance of any share of Series A Preferred, which we refer to as the Preferred Dividends, and (ii) on an as-converted basis in the same form as any dividends actually paid on shares of our common stock, which we refer to as the Participating Dividends. Preferred Dividends will be cumulative and accrue quarterly commencing on the date of issuance of each share of Series A Preferred and are payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year, commencing December 31, 2017. The Preferred Dividends may be paid in cash or by issuance and delivery of additional Series A Preferred, at our option. The initial conversion rate of the Series A Preferred is subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification or other recapitalization affecting the common stock.

Except as otherwise required by law, and subject to the rules of NASDAQ, the Series A Preferred is entitled to (i) a number of votes equal to the largest number of whole shares of our common stock into which all Series A Preferred could be converted on the record date established for the matter being voted upon, (ii) vote as a single class with the holders of our common stock on all matters submitted for a vote to the holders of our common stock, and (iii) notice of all stockholders’ meetings (or any proposed action by written consent) in accordance with our Certificate of Incorporation and Bylaws as if the holders of the Series A Preferred were holders of our common stock. However, under applicable NASDAQ rules, GMS Tenshi will not be permitted to vote its shares of Series A Preferred issued pursuant to the Purchase Agreement on this Proposal 3.

The terms of the Series A Preferred distinguish between certain liquidation events (such as our voluntary or involuntary liquidation, dissolution or winding up) and “deemed” liquidation events (such as a sale of all or substantially all of our assets, various merger and reorganization transactions, being delisted from NASDAQ, and the occurrence of an event of default under the terms of the senior secured notes). In the event of a liquidation event (other than a deemed liquidation event) the liquidation preference payable equals the sum of (A) 110% of the Series A Stated Value per share plus (B) (x) 110% of any accrued but unpaid Preferred Dividends plus (y) any unpaid Participating Dividends. In the case of a deemed liquidation event, the multiplier is increased to 120%.

The Series A Preferred is convertible at any time at the option of the holder based on the then applicable conversion rate. If conversion is in connection with a liquidation event (other than a deemed liquidation event), the holder is entitled to receive 110% of the number of shares of our common stock issuable based upon the then applicable conversion rate. In the event of a deemed liquidation event, the multiplier is increased to 120%.

19.

Additionally, the holder may require us to redeem the Series A Preferred in the event of deemed liquidation event for the sum of (A) 120% of the Series A Stated Value per share plus (B) (x) 120% of any accrued but unpaid Preferred Dividends plus (y) any unpaid Participating Dividends, although such redemption may not be made without the consent of the senior secured noteholders if such notes are outstanding at the time of any such redemption. We may also be required to repurchase the shares of Series A Preferred issued to GMS Tenshi on September 11, 2017 on the same terms pursuant to the exercise of a “put” right in the event the Purchase Agreement is terminated prior to the completion of the sale of the remaining securities to GMS Tenshi pursuant thereto.

The shares of Series B Preferred are non-voting, do not accrue dividends (except that each share of the Series B Preferred is entitled to receive dividends on an as-converted basis in the same form as any dividends actually paid on shares of our common stock) nor do the Series B Preferred have any specific rights or preferences. The Series B Preferred have a stated value of $1.00 per share and are convertible into 2,112,676 shares of our common stock at stated conversion rate of $0.71 per share.

The Series B Preferred are not convertible into shares of our common stock if the holder thereof would beneficially own more than 9.99% of our common stock, but automatically converts into our common stock in part from time to time if the holder beneficially owns less than a stated percentage of our common stock.

Investor Rights Agreement

On September 11, 2017, in connection with the Private Placement, we entered into an investor rights agreement with GMS Tenshi, pursuant to which we granted GMS Tenshi demand registration rights and piggyback registration rights with respect to the shares of our common stock issuable upon conversion of the Series A Preferred and exercise of the warrants. We also agreed not to file any registration statement to register for resale the sale of any securities of a third party without GMS Tenshi’s prior consent. Additionally, we granted GMS Tenshi information rights and a right of first offer and preemptive rights with respect to new securities we may offer for three years, subject to some exceptions for existing agreements. Under the investor rights agreement, we are also required to obtain GMS Tenshi’s consent prior to undertaking certain actions.

In addition, we agreed to appoint up to four new directors to be designated by GMS Tenshi, such that after we issue the remaining securities to GMS Tenshi pursuant to the Purchase Agreement, GMS Tenshi’s designees will constitute a majority of our Board. As long as GMS Tenshi maintains beneficial ownership of at least 5% of our outstanding common stock, GMS Tenshi is entitled to nominate directors to our Board in proportion to its ownership stake (rounded up). As long as GMS Tenshi maintains beneficial ownership of at least 50% of our outstanding common stock but less than or equal to 57%, GMS Tenshi is entitled to nominate a majority of the directors for election to the Board. Effective September 11, 2017, we appointed Faisal G. Sukhtian and Joe Thomas to our Board pursuant to such rights and based upon Messrs. Sukhtian’s and Thomas’s experiences in the pharmaceutical sector and biosimilar and biopharmaceutical sectors, respectively, as described in Proposal 1 above.

Voting and Lock-Up Agreements

On September 7, 2017, in connection with the Private Placement, GMS Tenshi entered into Voting and Lock-up Agreements, or the Voting Agreements, with Dr. Bahrt, Mr. Kenyon, all members of our Board (other than Dr. Mohan), and holders of our senior secured notes.

Under the Voting Agreements, the signatories agreed to vote, and granted an irrevocable proxy to GMS Tenshi to vote, all of their shares of common stock in favor of Proposal 3, which together account for approximately 16% of the current outstanding common stock. In addition, the lock-up period under the Voting Agreements provides certain restrictions on the stockholder’s ability to sell, transfer, or encumber their shares of common stock. The lock-up period is 12 months for our executive officers and Board members (except Ms. Hoke and Mr. Griffith) and 9 months for Ms. Hoke and Mr. Griffith, whereas for the senior secured noteholders the lock-up period runs through the record date for this Annual Meeting (but such period is six months for the shares of common stock underlying the Series B Preferred). Dr. Mohan entered into a separate lock-up agreement with GMS Tenshi with a lock-up period of 12 months.

20.

Reason for the Private Placement

As of June 30, 2017, we had an accumulated deficit of $179.9 million and a cash balance of $0.1 million. In addition, we had $15.0 million of senior secured notes due in December 2017 and $4.6 million of indebtedness that is due on demand. As disclosed in our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2017, management has been evaluating different strategies to obtain the required funding for future operations, including sales of equity and/or debt securities, payment from potential strategic research and development, licensing and/or marketing arrangements with pharmaceutical companies, potential disposition of some assets and exploring additional cost reduction opportunities. After reviewing these and various other options, the Board determined that the Private Placement to GMS Tenshi, along with the other transactions entered into in connection therewith, including the Exchange Agreement, was in the best interests of our company and our stockholders because the financing provided for our continuing operations and potential future growth, including development of our biosimilar product candidates, in particular ONS-3010. Notably, the sale of the aggregate Series A Preferred to GMS Tenshi will generate $25.0 million of cash, and the warrants, if exercised, would be a potential source of an additional $15.1 million of cash. In addition, the Exchange Agreement exchanges and forgives $1.5 million of senior secured debt, plus interest, for equity. Plus, the Purchase Agreement required that all senior secured noteholders agree to extend the maturity date of such notes, which improves our balance sheet.

In particular, the investment by GMS Tenshi represents the culmination of our efforts to align with a strategic financial partner with a global strategy to accelerate commercialization of our biosimilar candidates and enhance our partnering and licensing capabilities. The principals of GMS Tenshi are internationally known biopharma entrepreneurs with the know-how to rapidly deliver critically needed biosimilars to emerging markets around the globe. We believe that we now have a partner with the necessary financial and global commercial pharmaceutical expertise that, when combined with our unique BioSymphony™ Platform, will allow us to realize our vision to bring affordable biologic drugs to patients in need around the world.

Finally, the Board considered that GMS Tenshi’s desire to be represented on the Board in accordance with its beneficial ownership represented an important long-term interest in our company and stockholders. The GMS Tenshi Board designees, Messrs. Sukhtian and Thomas, bring significant expertise and experience to our Board, and will help our company pursue its strategic objectives.  GMS Tenshi will have the right to additional Board designees following completion of the Private Placement, which we anticipate will bring additional individuals with the necessary management and scientific backgrounds to help us achieve our development objectives, as well as further enhance our partnering and licensing capabilities and bring additional value to our company and our stockholders.

While the Private Placement will be significantly dilutive, if we had not been able to complete the Private Placement or another similar transaction in the near term, we may not have the funds necessary to continue as a going concern and to continue to execute on our business strategy. If we are not able to complete the sale of the remaining Series A Preferred and warrants to GMS Tenshi pursuant to the Purchase Agreement, and complete the exchange of $1.5 million of senior debt for Series B Preferred as contemplated by the Exchange Agreement, we could be required to, among other things, make further reduction in our workforce, discontinue our development programs, liquidate all or a portion of our assets, and/or seek protection under the provisions of the U.S. Bankruptcy Code, all of which could severely harm our business and our prospects and be detrimental to our stockholders.

NASDAQ Listing Rules

Because our common stock is traded on the NASDAQ Global Market, we are subject to the NASDAQ Listing Rules, including Rule 5635(d) and 5635(b).

Pursuant to Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction (or a series of related transactions) other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Because we already issued 32,628 shares of Series A Preferred to GMS Tenshi on September 11, 2017, the issuance of the remaining 217,372 shares of Series A Preferred (which are voting securities) and warrants to acquire 16,750,000 shares of our common stock GMS Tenshi under the Purchase Agreement, as well as the issuance of 1,500,000 shares of Series B Preferred to Sabby pursuant to the Exchange Agreement, requires stockholder approval.

21.

Pursuant to Listing Rule 5635(b), stockholder approval is also required prior to the issuance of securities when the issuance or potential issuance may result in a change of control of the issuer. Under NASDAQ rules and policies, a change of control may be deemed to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power of the issuer, and such ownership or voting power would be the largest ownership position of the issuer.

Because the Series A Preferred is voting stock, issuance of the remaining 217,372 shares of Series A Preferred to GMS Tenshi would result in GMS Tenshi being entitled to vote more than 20% of our pre-transaction outstanding voting stock.

Accordingly, to comply with Listing Rules 5635(d) and 5635(b), closing of the sale of the remaining securities to GMS Tenshi under the Purchase Agreement, as well as the exchange by Sabby of $1.5 million of senior secured notes for shares of our Series B Preferred pursuant to the Exchange Agreement is contingent upon stockholder approval of this Proposal 3.

Effect of Issuance of Securities

The issuance of the remaining 217,372 shares of Series A Preferred to GMS Tenshi as contemplated by the Purchase Agreement will result in GMS Tenshi having effective voting control, as it will hold an aggregate 250,000 shares of Series A Preferred and will have the right to vote 60.5% of our then outstanding voting securities (based on 24,676,365 shares of common stock issued and outstanding on September 7, 2017).

The potential issuance of the aggregate of 56,658,624 shares of our common stock underlying (x) the shares of Series A Preferred (an aggregate of 37,795,948 shares of common stock), (y) warrants (16,750,000 shares of common stock) and (z) Series B Preferred (2,112,676) that are the subject of this Proposal 3 would result in an increase in the number of shares of common stock outstanding, and our stockholders will incur dilution of their percentage ownership to the extent that either GMS Tenshi converts its shares of Series A Preferred or exercises the warrants or the Series B Preferred are converted pursuant to the Certificate of Designation.

Under the investor rights agreement, we agreed to register the 37,795,948 shares of our common stock underlying the 250,000 Series A Preferred issuable to GMS Tenshi in the Private Placement. The release of these freely-traded shares into the market, or the perception that such shares will or could come into the market, could have an adverse effect on the trading price of our common stock.

The proceeds from the sale of securities in the Private Placement must be used for the purpose of developing ONS-3010, a biosimilar to adalimumab (Humira®), and for other approved purposes, unless otherwise agreed to by GMS Tenshi. Our failure to use these proceeds effectively could result in financial losses that could have an adverse effect on our business, cause the price of our common stock to decline and delay the development of other drug candidates.

Required Vote

Stockholder approval of this Proposal 3 requires a “FOR” vote from at least a majority of shares present in person or represented by proxy and entitled to vote on this Proposal 3. Abstentions will be counted toward the tabulation of votes cast on proposal presented to the stockholders and will have the same effect as an “AGAINST” vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Consequences if Stockholder Approval is Not Obtained

If we do not obtain approval of this Proposal 3 at the 2017 Annual Meeting of Stockholders, we may not be able to close the sale of the remaining Series A Preferred to GMS Tenshi, and GMS Tenshi could terminate the Purchase Agreement. If GMS Tenshi terminates the Purchase Agreement, we could be obligated under the Purchase Agreement to pay GMS Tenshi an aggregate amount equal to (i) $12,500,000 as liquidated damages, plus (ii) all of GMS Tenshi’s fees in connection with the Private Placement, including all attorneys’, consultants’ and advisors’ fees and any costs of recovering any such fees or expenses from us. In addition, we will not be able to issue the shares of Series B Preferred to Sabby pursuant to the Exchange Agreement.

The Board of Directors Recommends

A Vote in Favor of Proposal 3.

22.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership of our common stock as of June 30, 2017, by:

■	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
■	each of our directors;
■	each of our named executive officers; and
■	all of our directors and executive officers as a group.

Beneficial ownership is based upon 24,659,052 shares of common stock issued and outstanding as of June 30, 2017, and determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. Shares of common stock issuable upon vesting of outstanding equity awards that are exercisable or subject to vesting within 60 days after June 30, 2017 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the awards, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

As otherwise noted below, the address for persons listed in the table is c/o Oncobiologics, Inc., 7 Clarke Drive, Cranbury, New Jersey 08512.

Name of Beneficial Owner	Number	Percentage of Shares Beneficially Owned
Five Percent Stockholders (other than directors and officers):
Sabby Healthcare Master Fund Ltd(1)	2,448,263	9.9%
Perceptive Advisors, LLC(2)	1,977,756	7.7%
Strides Pharma (UK) Limited(3)	1,739,130	7.1%
PointState(4)	1,453,000	5.6%
venBio Select Advisor(5)	1,301,425	5.1%

Named Executive Officers and Directors:
Pankaj Mohan, Ph.D., Chairman, President and Chief Executive Officer(6)	7,691,575	30.9%
Lawrence A. Kenyon, Chief Financial Officer(7)	—	*
Kogan Bao, Ph.D., Former Vice President, Analytical Sciences(8)	—	*
Todd C. Brady, M.D., Ph.D., Director(9)	153,288	*
Scott Canute, Director(10)	364,157	1.5%
Albert D. Dyrness, Director(11)	11,500	*
Kurt J. Hilzinger, Director(12)	30,554	*
Faisal G. Sukhtian, Director(13)	—	*
Joe Thomas, Director(13)	—	*
All current executive officers and directors as a group (9 persons)	8,251,075	33.5%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	Includes (i) 2,167,938 shares of common stock held directly by the selling stockholder, Sabby Healthcare Master Fund, Ltd., a Cayman Islands exempted company, or SHMF, (ii) 197,825 shares of common stock held directly by Sabby Volatility Warrant Master Fund, Ltd., a Cayman Islands exempted company, or SVWMF, and (iii) 82,500 aggregate shares of common stock issuable upon exercise of the warrants held directly by SHMF and SVWMF; as 2,474,315 aggregate shares of common stock issuable upon exercise of warrants may not be exercised if such exercise would result in beneficial ownership of more than 9.99% (or 4.99% in the case of warrants issued in connection with our senior secured note offering) of our common stock. Sabby Management, LLC, a Delaware limited liability company, serves as the investment manager of SHMF and SVWMF. Hal Mintz is manager of Sabby Management. Each of Sabby Management and Mr. Mintz may be deemed to beneficially own the shares held by SHMF and SVWMF by virtue of such relationships, but each disclaims beneficial ownership except to the extent of any pecuniary interest in such shares. The address of each of Sabby Management and Mr. Mintz is c/o Sabby Management, 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

23.

(2)	Includes (i) 837,866 shares of common stock and (ii) 1,139,870 aggregate shares of common stock issuable upon exercise of warrants. Perceptive Advisors, LLC beneficially owns the shares (and shares issuable upon exercise of warrants), which are held by a private investment fund and a managed account to which Perceptive Advisors, LLC serves as the investment manager. Joseph Edelman is the managing member of Perceptive Advisors, LLC. The address for Perceptive Advisors, LLC is 499 Park Ave., 25th Floor, New York, NY 10022.
(3)	The address for Strides Pharma (UK) Limited is Unit 4, Metro Centre, Tolpits Lane, Watford, Hertfordshire, WD189SS, United Kingdom. Strides Pharma (UK) Limited is a wholly-owned step-down subsidiary of Strides Shasun Limited, a public company listed in India. Strides Pharma (UK) Limited acquired the shares of Oncobiologics from Strides Pharma Inc., another wholly-owned subsidiary of Strides Shasun Limited in October 2015. Strides Pharma (UK) Limited has only voting and investment power over these shares, and these decisions are made by its board of directors and not any particular individual. Strides Shasun Limited provides guidance to Strides Pharma (UK) Limited as and when sought.
(4)	Represents aggregate number of shares of our common stock issuable upon exercise of warrants. Includes 1,314,060 shares of common stock issuable upon warrants held directly by PointState Fund LP, a Delaware limited partnership, or PointState Fund. The remaining warrants are held directly by SteelMill Master Fund, LP, a Cayman Islands exempted limited partnership, or SteelMill, and Conflux Fund LP, a Delaware limited partnership, or Conflux, and together with PointState Fund and SteelMill, the Funds. PointState Holdings LLC, a Delaware limited liability company, or PointState Holdings, serves as the general partner of SteelMill and PointState Fund, and may be deemed to beneficially own securities held by them. PointState Capital LP, a Delaware limited partnership, or PointState, serves as the investment manager of the Funds, and may be deemed to beneficially own securities held by them. PointState Capital GP LLC, a Delaware limited liability company, or PointState GP, serves as the general partner of Point State may be deemed to beneficially own securities held by it. Zachary J. Schreiber serves as the managing member of: (i) PointState Holdings; (ii) PointState GP; and (iii) Conflux Holdings LLC, which serves as the general partner of Conflux and may be deemed to beneficially own securities held by them. The address of the business office of each of the Funds, PointState Holdings, PointState, PointState GP and Mr. Schreiber is c/o PointState Capital LP, 40 West 57th Street, 25th Floor, New York, NY 10019.
(5)	Includes (i) 651,812 shares held directly by venBio Select Fund LLC, a Delaware limited liability company, or VBSF, (ii) 31,719 shares held in an account managed by venBio Select Advisor, LLC, a Delaware limited liability company, or VBSA, (iii) an aggregate 585,228 shares issuable upon exercise of warrants held by VBSF, and (iv) an additional 32,666 shares issuable upon exercise of warrants held in an account managed by VBSA. VBSA is the investment manager for VBSF and other managed accounts. Dr. Behzad Aghazadeh is portfolio manager and a control person of VBSA, and may be deemed to beneficially own the shares held by VBSA by virtue of such relationship, but disclaims beneficial ownership except to the extent of any pecuniary interest in such shares. The address of each of Dr. Aghazadeh, VBSF and VBSA is c/o VBSA, 120 West 45th Street, New York, NY 10036.
(6)	Includes (i) 39,405 shares held directly by Dr. Mohan’s child, (ii) 492,753 shares held directly by Dr. Mohan’s spouse, (iii) 86,956 shares held in a family trust for which Dr. Mohan’s spouse serves as trustee and (iv) 202,898 restricted stock unit awards, or RSUs, held by Dr. Mohan. Does not include 202,899 RSUs held by Dr. Mohan.
(7)	Does not include 93,478 RSUs held by Mr. Kenyon.
(8)	Does not include 71,739 RSUs held by Dr. Bao. Dr. Bao resigned effective June 16, 2017.
(9)	Does not include 28,986 RSUs held by Dr. Brady.
(10)	Includes warrants to acquire 117,815 shares.
(11)	Represents warrants to acquire 11,500 shares. Does not include 7,246 RSUs held by Mr. Dyrness.
(12)	Does not include 7,246 RSUs held by Mr. Hilzinger.
(13)	Messrs. Sukhtian and Thomas were appointed to our Board effective as of September 11, 2017 pursuant to the Investor Rights Agreement effective as of such date by and between Oncobiologics, Inc. and GMS Tenshi Holdings Pte. Limited.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 30, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

24.

Executive Officers of the Company

The following table sets forth information concerning our executive officers, including their ages, as of August 31, 2017. Biographical information for our President, Chief Executive Officer and Director, Pankaj Mohan, Ph.D., is included above with the directors.

Name	Age	Position(s)
Pankaj Mohan, Ph.D.	53	President, Chief Executive Officer and Director
Lawrence A. Kenyon	52	Chief Financial Officer and Corporate Secretary
Kenneth M. Bahrt, M.D.	64	Chief Medical Officer
Scott A. Gangloff	43	Senior Vice President, Development & Manufacturing
Stephen J. McAndrew, Ph.D.	63	Senior Vice President, Business Strategy & Development
Elizabeth A. Yamashita	56	Vice President, Regulatory Affairs

Lawrence A. Kenyon. Mr. Kenyon has served as our Chief Financial Officer and Corporate Secretary since September 2015. Prior to that, from February 2014 to September 2015, Mr. Kenyon served as the Chief Financial Officer of Arno Therapeutics, Inc., a biopharmaceutical company focused on the development of therapeutics for cancer and other life threatening diseases, and also as Chief Operating Officer from July 2014 to September 2015. From December 2011 to March 2013, Mr. Kenyon served as the Interim President & Chief Executive Officer, Chief Financial Officer and Secretary of Tamir Biotechnology, Inc., a publicly held biopharmaceutical company engaged in the development of oncology and anti-infective therapeutics. Prior to that, from December 2008 to July 2010, Mr. Kenyon was the Executive Vice President, Finance and, commencing in March 2009, the Chief Financial Officer of, Par Pharmaceutical Companies, Inc., a publicly held generic and branded specialty pharmaceutical company, or Par. Prior to joining Par, Mr. Kenyon was the Chief Financial Officer and Secretary of Alfacell Corporation, or Alfacell, from January 2007 through February 2009 and also served at various times during this period as Alfacell’s Executive Vice President, Chief Operating Officer and President, and was a member of Alfacell’s board of directors from November 2007 to April 2009. Prior to joining Alfacell, Mr. Kenyon served as the Executive Vice President, Chief Financial Officer and Corporate Secretary at NeoPharm, Inc., a publicly traded biopharmaceutical company, from 2000 to 2006. Mr. Kenyon received a B.A. in Accounting from the University of Wisconsin-Whitewater and is a Certified Public Accountant in Illinois.

Kenneth M. Bahrt, M.D. Dr. Bahrt has served as our Chief Medical Officer since June 2015. Prior to joining us, from February 2014 to May 2015, Dr. Bahrt served as the Vice President of U.S. Medical Affairs at NPS Pharmaceuticals, Inc., a biopharmaceutical company. From August 2011 to January 2014, Dr. Bahrt served as Senior Vice President and Chief Medical Officer at Savient Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, from September 2009 to August 2011, Dr. Bahrt served as the Therapeutic Head of Immunology Medical Affairs at Genentech, Inc. From July 2007 to September 2009, Dr. Bahrt served as the Global Medical Director for Immunology at Hoffman-La Roche, a Swiss healthcare company. Prior to this, Dr. Bahrt held positions of increasing responsibility at Bristol Myers Squibb, Pfizer, and Daiichi. Prior to joining the pharmaceutical industry, Dr. Bahrt was in clinical practice. Dr. Bahrt is a board-certified Internist and Rheumatologist and a Fellow of the American College of Rheumatology. Dr. Bahrt received an M.D. from Hahnemann University and a Bachelor’s degree in Biology from Muhlenberg College.

Scott A. Gangloff. Mr. Gangloff has served as our Senior Vice President, Development & Manufacturing since January 2015. Prior to that, Mr. Gangloff served as our Vice President of Process Development and Manufacturing from January 2013 to January 2015 and as our Executive Director of Process Development and Manufacturing from May 2011 to January 2013. Prior to joining us, Mr. Gangloff held various process engineering and manufacturing roles at Bristol-Myers Squibb Company, serving as Associate Director, Process Scale-up from January 2006 to May 2011 with oversight of clinical manufacturing, Manager of Biologics Scale-Up Facility from June 2004 to January 2006, and roles of increasing responsibility in cell culture development and process engineering from July 1998 to June 2004. From January 1996 to July 1998, Mr. Gangloff served as Process Engineer at Jacobs Engineering Group Inc., a technical professional services firm. Mr. Gangloff received a Masters of Engineering in Chemical Engineering from Lehigh University and a Bachelor of Chemical Engineering from Villanova University.

25.

Stephen J. McAndrew, Ph.D. Dr. McAndrew served initially as our Vice President of Business Development from February 2012 through March 2014, and as our Senior Vice President, Business Strategy & Development since March 2014. Prior to joining us, from March 2011 to February 2012, Dr. McAndrew served as the President of SJM BioPharm Consulting, a biopharmaceutical consulting company. From December 2009 to March 2011, Dr. McAndrew served as Vice President of Scientific Commercial Development at Taconic Biosciences, Inc., a contract research and biotechnology company, and from August 2007 to December 2009, Dr. McAndrew served as Vice President of Business Development at Caliper Life Sciences, Inc., a biotechnology company. Prior to that, from January 2004 to August 2007, Dr. McAndrew served as Vice President of Business Development at Xenogen Biosciences Corporation, a provider of in vivo drug discovery services. From January 2001 to December 2003, Dr. McAndrew served as Vice President of Pharmaceutical Business Development at Lexicon Pharmaceuticals, Inc., a biopharmaceutical drug-development company. Prior to that, from March 1993 to December 2001, Dr. McAndrew served in various positions of increasing responsibility at Bristol-Myers Squibb Company, including as Director of Biotechnology Licensing. Dr. McAndrew received a Ph.D. in Cellular and Molecular Biology from Ohio University, an M.S. in Molecular Genetics from the State University of New York at Albany and a B.S. from the State University of New York at Oswego.

Elizabeth A. Yamashita. Ms. Yamashita has served as our Vice President of Regulatory Affairs since July 2015 and, prior to that, our Vice President of Regulatory and Clinical Affairs since April 2014. Prior to joining us, from October 2012 to January 2014, Ms. Yamashita served as Group Vice President of Regulatory Affairs at Savient Pharmaceuticals, Inc., a biopharmaceutical company, and also as Vice President, CMC Regulatory from June 2011 to October 2012. From May 2006 to June 2011, Ms. Yamashita served as Principal Fellow, CMC Regulatory Strategy and Vice President Regulatory CMC & Operations at ImClone Systems Inc., a biopharmaceutical company. Prior to that, Ms. Yamashita was employed by Bristol-Myers Squibb Company for 24 years and from 2000 to 2006, Ms. Yamashita served as the Group Director of Global Regulatory Sciences, CMC. Ms. Yamashita received a Regulatory Affairs Certification from the Regulatory Affairs Professional Society and a B.S. in Chemistry from the University of Rochester.

26.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information as to compensation paid to or earned (i) by our chief executive officer and (ii) our two most highly compensated executive officers other than our chief executive officer who were serving as executive officers as of September 30, 2016. These individuals are referred to as our named executive officers. As none of our named executive officers received any stock awards, nonequity incentive plan compensation or nonqualified deferred compensation earnings during the years ended September 30, 2016 and 2015, we have omitted those columns from the table.

Summary Compensation Table for Fiscal 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Equity Plan Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Pankaj Mohan, Ph.D.	2016	369,926	990,000	11,787,997	26,658	13,174,581
Chairman, President and Chief Executive Officer	2015	290,004	—	—	29,839	319,843
Lawrence A. Kenyon(4)	2016	309,359	—	1,262,992	17,727	1,590,078
Chief Financial Officer	2015	14,000	—	—	—	14,000
Kogan Bao, Ph.D.(5)	2016	160,309	—	260,868	7,798	428,975
Former Vice President, Analytical Sciences	2015	—	—	—	—	—

(1)	Bonus amounts potentially payable are discussed below under “—Narrative to Summary Compensation Table—Annual Base Salary and Bonus.”
(2)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the restricted stock unit, or RSU, awards granted computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718, for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016. These amounts do not reflect the actual economic value that would be realized by the named executive officer upon the vesting and settlement of the RSUs.
(3)	Amounts in this column reflect the payment of term life and disability insurance premiums, along with 401(k) matching contributions. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.” We also reimbursed Dr. Mohan for cell phone expenses.
(4)	Mr. Kenyon joined our company in September 2015.
(5)	Dr. Bao joined our company in January 2016 and resigned effective June 16, 2017.

Agreements with our Named Executive Officers

Below are written descriptions of our employment agreement with Dr. Mohan and offer letter agreements with our other named executive officers.

Dr. Mohan. We initially entered into an employment agreement with Dr. Mohan for full-time services in January 2011 setting forth the terms of his employment as Chief Executive Officer. Pursuant to the original agreement, Dr. Mohan was entitled to an initial annual base salary of $230,000 upon his commencement of full time services with us and an increased annual base salary of $290,000 after the initiation of revenue, an annual discretionary bonus equal to the greater of 8% of EBITDA during a fiscal year or 33% of the total incentive pay pool allocated to company employees and directors with respect to a fiscal year, and reimbursement for an automobile down payment, allowance and expenses. We also agreed to pay all premiums associated with Dr. Mohan’s health insurance. The term of Dr. Mohan’s original employment agreement was to have continued until the earlier of a sale of the company, the company’s initial public offering of stock, or another similar liquidity event with respect to the company. Dr. Mohan’s original employment agreement provided that we could have terminated Dr. Mohan’s employment with us and the term of the agreement at any time (i) with cause, (ii) without cause on thirty (30) days written notice, or (iii) due to Dr. Mohan’s disability upon written notice to Dr. Mohan. Dr. Mohan could have terminated his employment with us and the term of the employment agreement at any time (i) with good reason upon written notice, or (ii) without good reason upon thirty (30) days written notice. Dr. Mohan’s employment with us and his original employment agreement would have automatically terminated upon his death or the end of the term of the agreement. Dr. Mohan was also entitled to certain severance and change in control benefits pursuant to this agreement, the terms of which are described below under “— Potential Payments upon Termination or Change of Control.”

27.

On February 22, 2016, we entered into a new employment agreement with Dr. Mohan that took effect in May 2016 in connection with our initial public offering. Under Dr. Mohan’s new employment agreement, Dr. Mohan is entitled to an initial annual base salary of $490,000, is eligible to receive an annual performance bonus of up to 50% of his annual base salary as determined by our Board, and is also eligible for reimbursement for an automobile down payment and expenses. Dr. Mohan was also entitled to a one-time lump sum performance bonus of $990,000 that was contingent upon the closing of our initial public offering. Dr. Mohan is currently employed by and performing services for us on a full-time basis. His employment agreement does not have a specified term and his employment may be terminated by us or by Dr. Mohan at any time, with or without cause. Dr. Mohan is also entitled to certain severance and change in control benefits pursuant to his employment agreement, the terms of which are described below under “— Potential Payments upon Termination or Change of Control.”

Mr. Kenyon. We entered into an employment offer letter agreement with Mr. Kenyon for full-time services on an at-will basis in August 2015 setting forth the terms of his employment. Pursuant to that agreement, Mr. Kenyon was entitled to an initial annual base salary of $280,000, a target annual discretionary bonus equal to $120,000 and the grant of 150,000 RSUs that vest over a four-year period subject to Mr. Kenyon’s continued service with us. His employment offer letter agreement did not have a specified term and his employment could have been terminated by us or Mr. Kenyon at any time, with or without cause. Mr. Kenyon was not entitled to any additional compensation or benefits under his employment offer letter agreement upon termination of his employment or a change of control.

In February 2016, we entered into a new employment agreement with Mr. Kenyon that took effect in May 2016 in connection with our initial public offering. Under Mr. Kenyon’s new employment agreement, Mr. Kenyon is entitled to an initial annual base salary of $350,000 and is eligible to receive an annual performance bonus of up to 40% of his base salary as determined by our Board. Mr. Kenyon is currently employed by and performing services for us on a full-time basis. His employment agreement does not have a specified term and his employment may be terminated by us or by Mr. Kenyon at any time, with or without cause. Mr. Kenyon is additionally entitled to certain severance and change in control benefits pursuant to his employment agreement, the terms of which are described below under “— Potential Payments upon Termination or Change of Control.”

Dr. Bao. We entered into an employment offer letter agreement with Dr. Bao for full-time services on an at-will basis in November 2015 setting forth the terms of his employment. Pursuant to that agreement, Dr. Bao was entitled to an initial annual base salary of $225,000, a target annual discretionary bonus equal to 33% of his annual base salary in the event that sufficient revenue was generated and the grant of 75,000 RSUs that vest over a four-year period subject to Dr. Bao’s continued service with us. His employment offer letter agreement did not have a specified term and his employment could have been terminated by us or Dr. Bao at any time, with or without cause. Dr. Bao was not entitled to any additional compensation or benefits under his employment offer letter agreement upon termination of his employment or a change of control.

In February 2016, we entered into a new employment agreement with Dr. Bao that took effect in May 2016 in connection with our initial public offering. Under Dr. Bao’s new employment agreement, Dr. Bao was entitled to an initial annual base salary of $230,000 and was eligible to receive an annual performance bonus of up to 35% of his annual base salary as determined by our Board. Dr. Bao’s new employment agreement did not have a specified term and his employment was able to be terminated by us or by Dr. Bao at any time, with or without cause. Dr. Bao was also entitled to certain severance and change in control benefits pursuant to his employment agreement in certain circumstances, the terms of which are described below under “— Potential Payments upon Termination or Change of Control.” On June 9, 2017, we received written notification from Dr. Bao that he resigned his position effective June 16, 2017.

Potential Payments Upon Termination Or Change Of Control

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay.

28.

Dr. Mohan. Pursuant to Dr. Mohan’s employment agreement that took effect in May 2016, if he is terminated without cause or if he resigns for good reason, subject to his execution of a separation agreement with an effective release of claims in favor of us and continued compliance with certain restrictive covenants set forth in such employment agreement and a proprietary information, inventions, non-solicitation and non-competition agreement, or PIIA, he is entitled to continued payment of his base salary for 12 months following the termination, 100% of his target bonus for the calendar year of termination paid in a lump sum, employee benefit coverage for up to 12 months, full vesting of 50% of his then unvested equity awards, and reimbursement of expenses owed to him through the date of his termination.

Pursuant to the employment agreement, if Dr. Mohan’s employment is terminated by us or any successor entity (provided such successor entity either assumes Dr. Mohan’s equity awards or substitutes similar equity awards) without cause or if he resigns for good reason within two months prior to or within 12 months following a change in control (as defined in the 2015 Equity Incentive Plan, or the 2015 Plan), subject to his execution of a separation agreement with an effective release of claims in favor of us and continued compliance with certain restrictive covenants set forth in such employment agreement and the PIIA, he is entitled to continued payment of his base salary for 18 months, 150% of his annual target bonus for the calendar year of termination paid in a lump sum, employee benefit coverage for up to 18 months, and reimbursement of expenses owed to him through the date of his termination. Additionally, 100% of his then unvested equity awards shall become fully vested.

Mr. Kenyon. Pursuant to Mr. Kenyon’s employment agreement that took effect in May 2016, if he is terminated without cause or if he resigns for good reason, subject to his execution of a separation agreement with an effective release of claims in favor of us and continued compliance with certain restrictive covenants set forth in such employment agreement and the PIIA, he is entitled to continued payment of his base salary for 12 months following the termination, employee benefit coverage for up to 12 months, full vesting of 50% of his then unvested equity awards, and reimbursement of expenses owed to him through the date of his termination.

Pursuant to the employment agreement, if Mr. Kenyon’s employment is terminated by us or any successor entity (provided such successor entity either assumes Mr. Kenyon’s equity awards or substitutes similar equity awards) without cause or if he resigns for good reason within two months prior to or within 12 months following a change in control (as defined in the 2015 Plan), subject to his execution of a separation agreement with an effective release of claims in favor of us and continued compliance with certain restrictive covenants set forth in such employment agreement and the PIIA, he is entitled to continued payment of his base salary for 12 months, 100% of his annual target bonus for the calendar year of termination paid in a lump sum, employee benefit coverage for up to 12 months, and reimbursement of expenses owed to him through the date of his termination. Additionally, 100% of his then unvested equity awards shall become fully vested.

Dr. Bao. Pursuant to Dr. Bao’s employment agreement that took effect in connection with our initial public offering, if he is terminated without cause or if he resigns for good reason, subject to his execution of a separation agreement with an effective release of claims in favor of us and continued compliance with certain restrictive covenants set forth in such employment agreement and the PIIA, he is entitled to continued payment of his base salary for six months following the termination, employee benefit coverage for up to six months, full vesting of 50% of his then unvested equity awards, and reimbursement of expenses owed to him through the date of his termination.

Pursuant to the employment agreement, if Dr. Bao’s employment is terminated by us or any successor entity (provided such successor entity either assumes Dr. Bao’s equity awards or substitutes similar equity awards) without cause or if he resigns for good reason within two months prior to or within 12 months following a change in control (as defined in the 2015 Plan), subject to his execution of a separation agreement with an effective release of claims in favor of us and continued compliance with certain restrictive covenants set forth in such employment agreement and the PIIA, he is entitled to continued payment of his base salary for six months, 50% of his annual target bonus for the calendar year of termination paid in a lump sum, employee benefit coverage for up to six months, and reimbursement of expenses owed to him through the date of his termination. Additionally, 100% of his then unvested equity awards shall become fully vested. Because Dr. Bao resigned his employment in June 2017 other than for “good reason,” he did not receive any severance or other benefits upon termination of his employment.

29.

For purposes of Dr. Mohan’s, Mr. Kenyon’s and Dr. Bao’s employment agreements:

■	“cause” generally means, (i) a material breach of any covenant or condition under the employment agreement or any other agreement between us and the named executive; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any of our policies or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive from us; (vi) negligence or incompetence in the performance of the named executive’s duties or failure to perform such duties in a manner satisfactory to us after the expiration of 10 days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

■	“good reason” means the occurrence, without the named executive’s consent, of any of the following events: (i) a material reduction in the named executive’s base salary under the employment agreement of at least 25%; (ii) a material breach of the employment agreement by us; (iii) a material reduction in the named executive’s duties, authority and responsibilities relative to his or her duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of the named executive’s principal place of employment in a manner that lengthens his or her one-way commute distance by 50 or more miles from his or her then-current principal place of employment immediately prior to such relocation; provided, however, that none of the events described in this sentence will constitute good reason unless and until (x) the named executive first notifies us in writing describing in reasonable detail the condition(s) that constitutes good reason within 30 days of its occurrence, (y) we fail to cure the condition(s) within 30 days after our receipt of written notice, and (z) the named executive voluntarily terminates his or her employment within 30 days after the end of 30-day cure period.

Outstanding Equity Awards At Fiscal Year End

The following table sets forth certain information regarding equity awards granted to our named executive officers that remain outstanding as of September 30, 2016.

		Equity Awards(1)
	Grant Date	Number of Securities Underlying Unexercised RSUs Exercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned RSUs (#)	Exercise Price ($)	Expiration Date
Pankaj Mohan, Ph.D.	12/31/2015	405,797		—	—	—
Lawrence A. Kenyon	12/31/2015	43,478	(2)	—	—	—
Kogan Bao, Ph.D.	04/11/2016	21,739	(3)	—	—	—

(1)	All of the outstanding equity awards as of September 30, 2016 are RSUs that were granted under and subject to the terms of the 2015 Plan. None of our named executive officers held any other stock awards at the end of 2016. Except as otherwise indicated, each RSU award is subject to performance-based and time-based vesting, subject to the executive’s continuous service with us through the time-based vesting dates and the potential vesting acceleration of the time-based vesting conditions upon a change in control and certain terminations of employment.
(2)	The RSUs satisfied the performance-based vesting restrictions on the date that was six months following the effective date of our registration statement on Form S-1 (File No. 333-209011). Of these RSUs, 50% will satisfy the time-based vesting restrictions on each of September 15, 2018 and 2019, subject to Mr. Kenyon’s continuous service with us through such dates; provided that 100% will satisfy the time-based vesting restrictions upon the occurrence of a change in control, subject to Mr. Kenyon’s continuous service with us through such date.
(3)	The RSUs satisfied the performance-based vesting restrictions on the date that was six months following the effective date of our registration statement on Form S-1 (File No. 333-209011). Of these RSUs, 50% will satisfy the time-based vesting restrictions on each of January 20, 2019 and 2020, subject to Dr. Bao’s continued service with us through such dates; provided that 100% will satisfy the time-based vesting restrictions upon the occurrence of a change in control, subject to Dr. Bao’s continuous service with us through such date. Dr. Bao resigned in June 2017, and accordingly, these RSUs did not satisfy the time-based vesting restrictions.

30.

Director Compensation

We entered into director engagement letters with two of our non-employee directors, Dr. Brady and Mr. Canute, which letters governed their compensation prior to our initial public offering. Pursuant to Dr. Brady’s director engagement letter, he was eligible to receive a fee of $100,000 per year for his service paid in cash and a grant of performance stock units, or PSUs, with respect to 57,971 shares of our common stock. The PSUs were not granted to Dr. Brady. Pursuant to Mr. Canute’s director engagement letter, he was eligible to receive a fee of $100,000 per year for his service paid in cash. Mr. Canute also received a grant of 115,942 shares of restricted stock on December 19, 2011, which were subject to a four year vesting schedule and he was eligible to receive equity awards as determined by our Board in its sole discretion. In June 2014, we conducted a buyback of certain of our outstanding securities (see “Transactions with Related Person — Financings — June 2014 Buyback”). Specifically, we offered restricted stockholders approximately $1.73 per share to forfeit their restricted shares payable in the form of a 0% promissory note due December 31, 2015, as amended. In connection therewith, Mr. Canute received a 0% promissory note with an aggregate principal amount of $200,000 due December 31, 2015, as amended, in exchange for his 115,942 shares of restricted stock. All outstanding amounts have been paid in full. Although we do not have a written policy, we generally reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board meetings and with respect to our business.

The following table sets forth information concerning the compensation earned for service on our Board by our directors during the year ended September 30, 2016. Dr. Mohan, our President and Chief Executive Officer, is also Chairman of our Board but he does not receive any additional compensation for service as a director. Dr. Mohan’s compensation as an executive officer is set forth below under “Executive Compensation — Summary Compensation Table.”

Name	Fees Earned or Paid in Cash(1) ($)	Total ($)
Todd C. Brady, M.D., Ph.D.	17,867	17,867
Scott Canute	19,212	19,212
Albert Dyrness	19,789	19,789
Donald J. Griffith*	13,449	13,449
Kurt Hilzinger	24,015	24,015
Robin Smith Hoke*	18,060	18,060
*	Board service ended effective September 11, 2017.
(1)	Represents the annual cash fees per terms of director engagement letters prior to our May 2016 initial public offering and pro rata fees pursuant to our non-employee director compensation policy subsequent to our May 2016 initial public offering.

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TRANSACTIONS WITH RELATED PERSONS

Certain Related-Person Transactions

The following is a summary of transactions since October 1, 2014 to which we have been a party, in which the amount involved exceeded or will exceed the lesser of (x) $120,000 or (y) 1% of our total assets at September 30, 2015 or 2016, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest other than compensation and other arrangements that are described in the section titled “Executive Compensation and “Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Financings

Common Stock

Strides Pharma, Inc.

In October 2014, we issued a 12% $2,000,000 convertible promissory note to Strides Pharma, Inc., or Strides, a significant stockholder, with a stated maturity date of December 31, 2016. The note is convertible at any time into shares of our common stock at a conversion price of $20.70 per share. In October 2015, we repaid $1,000,000 of the principal amount, and Strides has elected to receive payment in cash for the remainder rather than any equity conversion.

In December 2014, we issued a 12% $2,000,000 convertible promissory note to Strides, which matured on March 31, 2015. This note was convertible at any time into shares of our common stock at a conversion price equal to 50% of the fair market value of our common stock on the conversion date. We repaid this note in full at maturity and it is no longer outstanding.

Mezzanine Financings

In June, July and September 2015, we issued and sold an aggregate of 1,765,511 shares of our common stock to nine institutional investors at a purchase price of $25.79 per share, for aggregate gross proceeds of $45,530,484. These investors became party to the Strides investors’ rights agreement, as amended, and the co-sale agreement, as amended.

In December 2015 and January 2016, we issued and sold an aggregate of 573,388 shares of our common stock to 19 accredited investors at a purchase price of $29.05 per share, for aggregate net proceeds of approximately $16.6 million. These investors became party to the Strides investors’ rights agreement, as amended, and the co-sale agreement, as amended.

The foregoing mezzanine financings include the issuance and sale to Proximare Lifesciences Fund LLC, a New Jersey single purpose fund, of an aggregate of 197,003 shares of our common stock at a purchase price of $25.79 per share, for aggregate gross proceeds of approximately $5.1 million, and the issuance and sale to Proximare Lifesciences Fund 2 LLC, a New Jersey single purpose fund, an aggregate of 172,121 shares of our common stock at a purchase price of $29.05 per share, for aggregate gross proceeds of approximately $5.0 million. Two of our directors, Messrs. Canute and Hilzinger and a former Director, Ms. Hoke, invested an aggregate of $2.0 million in our company through investments in these funds. Following the completion of our initial public offering and pursuant to the documents governing such funds, these directors received shares of our common stock and warrants pro rata to their investments in such funds upon distribution of all of the shares of our common stock and warrants held by such funds as follows: Mr. Canute, 57,408 shares, 37,315 warrants; Mr. Hilzinger, 18,518 shares, 12,036 warrants; Ms. Hoke, 1,939 shares, 1,260 warrants.

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Series A Redeemable Preferred Stock

In October 2015, upon our reincorporation in Delaware, each outstanding share of our Series A redeemable preferred stock held by holders that did not elect to participate in share buyback conducted in June 2014 converted into and became approximately 289 shares of common stock and approximately 1.4035 shares of Series A preferred stock. Accordingly, the following related parties received such shares upon conversion of the following amounts of our Series A redeemable preferred stock held by them:

Related Party	# of Shares of Series A Redeemable Preferred Stock Converted	# of Shares of Common Stock Received Upon Conversion	# of Shares of DE Series A Preferred Stock Received Upon Conversion
Mr. Canute	250 shares	72,463 shares	351 shares
Dr. Brady	100 shares	28,985 shares	141 shares
Dr. Mohan’s immediate family	150 shares	43,478 shares	212 shares
Mr. Gangloff’s immediate family	55 shares	15,942 shares	79 shares
Mr. Griffith’s immediate family	35 shares	10,144 shares	50 shares

In November 2014, we bought back 25 shares of Series A redeemable preferred stock from Dr. Mohan for $50,000 in cash, which shares were not purchased in the June 2014 buyback. Dr. Mohan did not receive a 4% promissory note for the accrued dividend on such shares as such amounts were reflected in the note received for shares repurchased in June 2014.

Series B Convertible Preferred Stock

In connection with the Private Placement to GMS Tenshi, we entered into a Purchase and Exchange Agreement, dated September 7, 2017 with Sabby Healthcare Master Fund, Ltd., and Sabby Volatility Warrant Master Fund, Ltd., together Sabby, pursuant to which Sabby agreed to forgive $1.5 million in aggregate outstanding principal, plus accrued interest, in senior secured promissory notes acquired in April 2017, in exchange for 1,500,000 shares of our newly-created Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share, or the Series B Preferred. The shares of Series B Preferred are initially convertible into 2,112,676 shares of our common stock, at a at a rate of $0.71 per share.

Loans and Guarantees

In March 2015, Mr. Canute, a member of our Board, extended a short-term loan to our company of $1,000,000. Accordingly, we issued a promissory note to Mr. Canute for the principal amount of $1,000,000, which note bore stated interest at a rate of 2% per month, with a stated maturity date of June 20, 2015. This note was repaid in full in October 2015 and is no longer outstanding.

Our Chairman, President and Chief Executive Officer, Dr. Mohan, personally guaranteed our outstanding bank loans, as well as one of our equipment financing leases. In addition, since founding our company, Dr. Mohan has regularly extended short-term interest-free loans to our company, and deferred payment of his compensation (both salary and bonuses) in order to address our liquidity needs. As of September 30, 2014 and September 30, 2015, amounts owed to Dr. Mohan amounted to $200,315 and $117,506, respectively. We did not accrue any interest on amounts owed to Dr. Mohan with respect to the loans and all outstanding amounts have been repaid in full.

In October, November and December 2016, we issued an aggregate of $1.85 million of unsecured promissory notes to various accredited investors. These notes had a stated interest rate of 15% per year, and a one year maturity. Messrs. Canute, Dyrness and one of our significant stockholders, SHMF, acquired such notes, which had an aggregate principal amount of $350,000, $50,000 and $500,000, respectively. All of these notes were exchanged in our December 2016 financing described below.

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On December 22, 2016, we entered into a Note and Warrant Purchase Agreement with the accredited investors named therein, which included our two directors, Messrs. Canute and Dyrness, and SHMF and its affiliates, and venBio Select Advisor, or venBio, a significant stockholder, providing for the issuance and sale of up to $10.0 million of senior secured promissory notes, which bear interest at a rate of 5.0% per year and mature December 22, 2017 and warrants to acquire an aggregate 2.3 million shares of our common stock. The warrants have a five-year term and an exercise price of $3.00 per share. We closed the initial sale and purchase of the notes and warrants on December 22, 2016, issuing $8.35 million aggregate principal amount of notes and warrants to acquire an aggregate 1,920,500 shares of our common stock in exchange for $6.5 million of cash and an aggregate of $1.85 million of existing unsecured bridge notes issued in October, November and December 2016. These included the $900,000 aggregate principal amount of notes held by Messrs. Canute and Dyrness and SHMF. Sabby and SVWMF also invested an additional $2.5 million (receiving warrants to acquire an aggregate 690,000 shares of our common stock). We closed the sale of the remaining $1.65 million of additional notes and warrants to acquire up to an additional 379,500 shares of our common stock to venBio in January 2017. Under the agreement, we agreed to customary negative covenants restricting our ability to repay indebtedness to officers, pay dividends to stockholders, repay or incur other indebtedness other than as permitted, grant or suffer to exist a security interest in any of our assets, other than as permitted, or enter into any transactions with affiliates. In addition to the negative covenants in the agreement, the notes include customary events of default. In connection with the closing of the initial sale of the notes and warrants, we entered into a Security Agreement and an Intellectual Property Security Agreement, each dated December 22, 2016, granting the holders of the notes a security interest in all of our assets. We also agreed to grant the purchasers of the notes and warrants registration rights, and in February 2017 entered into a registration rights agreement with such persons whereby we agreed to file a registration statement to register for resale the shares of common stock issuable upon exercise of their warrants.

On April 13, 2017, we entered into the First Amendment to the Note and Warrant Purchase Agreement with the required holders of our senior secured promissory notes (which included Sabby), to amend certain terms of the Note and Warrant Purchase Agreement. The primary purpose of the amendment was to increase the amount of senior secured promissory notes that may be issued pursuant to the Note and Warrant Purchase Agreement from $10.0 million to $15.0 million, permit the issuance of additional warrants to acquire an aggregate 1,665,000 shares of our common stock, as well as increase the amount of time for us to issue additional senior secured promissory notes and warrants in additional closings under the Note and Warrant Purchase Agreement without approval of the holders of the senior secured promissory notes from 90 days to 180 days. Sabby acquired an additional $1.5 million of notes and warrants to acquire an additional 499,500 shares of our common stock, and venBio acquired an additional $1.0 million of notes and warrants to acquire an additional 333,000 shares of our common stock pursuant to the amended Note and Warrant Purchase Agreement. In connection with the Private Placement, Sabby agreed to exchange its $1.5 million of notes acquired in April 2017, and forgive interest accrued thereon, for 1,500,000 shares of our Series B Non-Voting Convertible Preferred Stock pursuant to the Purchase and Exchange Agreement dated September 7, 2017.

In connection with the Private Placement, our senior secured noteholders, including Sabby and venBio, as well as Directors Canute and Dyrness, agreed to, among other things, extend the maturity date of the senior secured promissory notes issued under the Note and Warrant Purchase Agreement to the later of (a) December 22, 2018 and (b) the date that is one year following the occurrence of the Closing Date (as such term is defined in the Purchase Agreement). Such noteholders also agreed to amend certain definitional provisions and sections of the Security Agreement.

Employment and Other Compensation Arrangements, Equity Plan Awards

We have entered into employment agreements with certain of our executive officers in connection with their employment. For more information regarding the executives’ existing offer letters, see the section titled “Executive Compensation — Narrative to Summary Compensation Table — Agreements with Our Named Executive Officers.”

We also have established certain equity plans, pursuant to which we grant equity awards to our employees and directors. For more information regarding these plans, see the section titled “Executive Compensation — Equity Benefit Plans.”

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Performance Stock Units

We previously granted our employees PSUs. The PSUs as issued were subject to time-based vesting, with 50% of the award vesting three-years after the original grant date, and the remaining 50% vesting four-years after the grant date and were to be settled in cash. The PSUs may only be exercised during their 10-year term on or following the achievement of specified performance conditions, including the occurrence of a change in control, or, subject to the discretion of our Board, our achieving an enterprise value of at least $400 million. In addition, PSUs may be subject to additional acceleration of time-based vesting restrictions upon certain termination and change in control events. On June 22, 2015, in connection with his employment with us, we granted Dr. Bahrt, our Chief Medical Officer, 28,985 PSUs on the terms noted above.

In December 2015, Drs. Bahrt and McAndrew, Messrs. Gangloff and Griffith and Ms. Yamashita forfeited their PSUs and were granted restricted stock units, or RSUs, under our 2015 Plan. The RSUs granted to Mr. Gangloff and Mr. Griffith satisfied the performance-based vesting restrictions six months following the effective date of the registration statement for our initial public offering. The RSUs granted to Dr. Bahrt, Dr. McAndrew and Ms. Yamashita are subject to the same performance-based vesting restrictions but are also subject to additional time-based vesting restrictions, with 50% of their RSUs satisfying the time-based vesting restrictions on each of the third and fourth anniversaries of their original hire dates, subject to their continuous service with us through the applicable dates. The time-based vesting restrictions will be satisfied upon a change in control of the company, provided the executive remains in continuous service with us through such date.

Parilis Biopharmaceuticals, LLC

In September 2015, we terminated the license and business development agreements with our former subsidiary, Parilis Biopharmaceuticals, LLC, or Parilis, of which we were the sole member, and reached agreement with the remaining holders of outstanding Series A and Series A Hybrid Units of Parilis to exchange their securities for securities in our company. These holders included Dr. Brady. Accordingly, in September 2015, we entered into an exchange and release agreement pursuant to which they received an aggregate of 226,663 shares of our common stock and an aggregate of 1,626 shares of our Series A preferred stock effective upon our reincorporation in Delaware in October 2015. Accordingly, in October 2015, Dr. Brady received an aggregate of 28,985 shares of our common stock and 257 shares of our Series A preferred stock in exchange for his 200 Series A Units of Parilis.

Sonnet Biotherapeutics, Inc.

In April 2015, we spun-off certain assets unrelated to our biosimilar business through a pro rata distribution to our stockholders. Accordingly, we entered into a contribution agreement with a newly-formed entity, Sonnet Biotherapeutics, Inc., or Sonnet, pursuant to which we contributed certain assets relating to our innovation business to Sonnet in exchange for these assets. We then immediately distributed all the issued and outstanding shares of Sonnet common stock to our stockholders on a pro rata basis, which stockholders included our executive officers, directors and holders of more than 5% of our outstanding capital stock. Accordingly, immediately following the distribution, the stockholders of Sonnet were identical to our stockholders as of April 6, 2015.

We continued to provide funding and certain services and assistance to Sonnet for a transition period that ran from the spin-off date through September 2015, including the transfer of nine of our employees who had been involved in Sonnet’s business to Sonnet. In October 2015, Sonnet issued us a promissory note for the principal amount of $826,561, which reflects the funding we have provided them through September 30, 2015. This note bore interest at the annual rate of 3%. During the year ended September 30, 2016, Sonnet repaid the full balance of the promissory note.

Dr. Mohan and Mr. Griffith are members of the board of directors of Sonnet. In addition, Mr. Griffith is the President, Chief Executive Officer and Chief Financial Officer of Sonnet.

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May 2016 Concurrent Private Placement

Sabby, one of our significant stockholders, purchased approximately $5.0 million of our securities at the initial public offering price (or 833,332 shares and 416,666 Series A warrants and 416,666 Series B warrants) in a private placement that closed concurrently with our initial public offering. The securities sold in the proposed concurrent private placement were not registered under the Securities Act. We paid the underwriters as placement agents in the private placement an aggregate cash fee equal to 7.0% of the gross sales price of the securities sold. The closing of the private placement was contingent upon, and occurred concurrently with, the closing of our initial public offering.

Investors’ Rights Agreement – Prior Financings

In connection with our common stock financings, we entered into an investors’ rights agreement containing registration rights, among other things, with certain holders of our common stock. On April 26, 2016, we amended the investors’ rights agreement and, in accordance therewith, upon the closing of our initial public offering, issued certain of the investors party thereto warrants to acquire an aggregate of 1,520,268 shares of our common stock at $0.01 per share, of which Sabby received warrants to acquire 252,047 of our shares. The registration rights granted under the investors’ rights agreement will terminate upon the closing of a qualified liquidation event or at such time as a particular stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws, as amended, provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws, as amended, also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers that requires us to indemnify our directors and executive officers.

Related-Party Transaction Policy

In 2016, we adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” our Proxy Materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to Oncobiologics, Inc., Corporate Secretary, 7 Clarke Drive, Cranbury, New Jersey 08512. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lawrence A. Kenyon
Corporate Secretary

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